THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED.

$________________                                                                                                                                                                                                                                                                          ________________, 2010

ORYONTECHNOLOGIES, LLC

SERIES C-1 CONVERTIBLE NOTE

For value received, OryonTechnologies, LLC, a Texas limited liability company (“Payor”), promises to pay to ____________________________, a ________________ company, or its assigns (“Holder”), the principal sum of $_______________, together with all accrued and unpaid interest thereon as set forth below.

This Series C-1 Convertible Note (this “Note”) is one of multiple Series C Convertible Notes consisting of Series C-1, Series C-2 and Series C-3 Notes (collectively, the “Series C Notes”) issued by the Payor.  Holder acknowledges and agrees that this Note is issued to Holder, and shall be held by Holder pursuant to the terms of a Subscription Agreement of even date herewith between Payor and Holder and pursuant to the terms of a Security Agreement (the “Security Agreement”), as amended, as of the date hereof between Payor and M. Richard Marcus (“Collateral Agent”).  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Regulations of the Payor, as may be amended from time to time.

Interest on the unpaid principal balance of this Note shall accrue at the rate of five percent (5%) per annum, compounded annually, commencing on the date hereof, and shall be payable quarterly at the election of the Payor on the last day of each calendar quarter commencing with the first quarter of 2011; provided, however, that all accrued unpaid interest shall be payable on December 31, 2012 (the “Maturity Date”) and all accrued unpaid interest shall be converted to Common Membership Units of the Payor (the “Membership Units”) if the principal is converted to Membership Units.  If not sooner converted, the entire unpaid balance of principal and all accrued and unpaid interest shall be due and payable on the Maturity Date.  If not sooner converted or paid as of the Maturity Date, any accrued and unpaid interest on this Note shall be added to the principal and the then outstanding principal balance shall be payable in two (2) substantially equal annual installments on December 31, 2013 and December 31, 2014 (the “Principal Installment Dates”), together with interest earned thereon at the rate of five percent (5%) per annum, compounded annually, which interest shall be paid quarterly commencing with the first quarter of 2013. Payment of principal and interest hereunder shall be made by check delivered to Holder at the address furnished to Payor for the purpose of payment.

All or part of the outstanding balance of principal and accrued and unpaid interest of this Note may be prepaid (a “Prepayment”) by the Payor at any time, and from time to time upon ten (10) days notice to Holder, without penalty or additional fees; provided, however, that upon such notice of Prepayment to the Holders, the Holders of more than fifty percent (50%) of the aggregate combined outstanding principal amount of the Series C Notes of the Payor (the “Majority Holders”) may elect to convert the Prepayment amount into Membership Units of Payor (a “Prepayment Group Conversion”).  Any Prepayment Group Conversion approved by the Majority Holders shall be binding on all Holders of the Series C Notes including the Holder of this Note.  After the Maturity Date, any partial payment of the outstanding principal under this Note made prior to a Principal Installment Date shall be credited against the scheduled installment of principal due on such Principal Installment Date.

At the occurrence of a Conversion Event (as defined below), on or before the Maturity Date, the entire outstanding principal balance of, and all accrued and unpaid interest on, this Note shall be automatically converted at the rate equal to the lesser of (i) $0.50 per Membership Unit and (ii) if the Conversion Event is a Qualified Financing, the lowest price per Membership Unit issued in a Qualified Financing or issuable upon the conversion to, or upon the exercise of rights to acquire, Membership Units pursuant to securities issued in a Qualified Financing (the “Conversion Rate”) at the option of the Payor into the number of Membership Units calculated as hereinafter provided.

The number of Membership Units issuable upon the conversion of this Note shall be obtained by dividing the outstanding principal balance of, and all accrued and unpaid interest on, this Note as of the closing date of the Conversion Event by the Conversion Rate.  The Conversion Rate shall be adjusted to reflect any Membership Unit split, Membership Unit combination or Membership Unit dividend affecting the number of Membership Units (or securities convertible into Membership Units) outstanding. Cash will be paid by the Payor in lieu of any fractional Membership Unit.

A “Conversion Event” shall mean:  (a) the determination by Payor to require conversion of the Series C Notes, in the sole discretion of the Board of Managers of Payor, if Payor issues any equity or debt securities in a single transaction or a series of related transactions pursuant to an agreement with one or more investors to provide at least $2 million of debt or equity capital to the Company (which may be provided in tranches or installments and subject to various conditions or contingencies) within eighteen (18) months after the initial date of issuance of Series C Notes (a “Qualified Financing”); (b) a “Liquidity Event” pursuant to which the Members of Payor receive (directly or by distribution by the Payor) proceeds or securities in respect of the Member’s Membership Units as a result of a merger, consolidation or sale of all or substantially all the assets of the Payor having a value per Membership Unit not less than the Conversion Rate; or (c) a “Change of Control” pursuant to which a party other than an existing Member of the Payor or such Member’s affiliates acquires more than fifty percent (50%) of the voting control of the Payor individually or in connection with any group as defined in the Securities Exchange Act of 1934, as amended.

If no Conversion Event or Prepayment Group Conversion occurs prior to the Maturity Date, the Majority Holders may elect to convert all of the Series C Notes into Membership Units of the Payor upon five (5) days prior written notice to Payor commencing after the Maturity Date (a “Post-Maturity Group Conversion”).  Any Post-Maturity Group Conversion approved by the Majority Holders shall be binding on all Holders of the Series C Notes including the Holder of this Note.

If this Note is automatically converted, written notice shall be delivered to Holder of the Note at the address last shown on the records of Payor for Holder or given by Holder to Payor for the purpose of such notice or, if no such address appears or is given, at the place where the principal executive office of Holder is located, notifying Holder of the conversion, specifying the principal amount of the Note converted, the amount of accrued and unpaid interest converted, the date of such conversion and calling upon such Holder to surrender this Note to the Payor in exchange for Membership Units of the Payor as provided herein, in the manner and at the place designated by Payor.

Subject to the terms of this Note, all or part of this Note may be converted to Membership Units at any time or from time to time at the Conversion Rate at the option of the Holder upon written notice by the Holder (a “Conversion Election”) to the Payor requesting such conversion and specifying the principal amount and amount of accrued unpaid interest to be converted.  The Conversion Election shall be accompanied by surrender of this Note.  In no event may the Holder elect to convert less than the lesser of (i) twenty-five percent of the original principal amount of this Note and (ii) the outstanding principal balance of this Note.  The conversion of this Note at the option of the Holder shall be effective five business days after receipt by the Payor of the Conversion Election.

As promptly as practicable after the conversion of this Note, Payor, at its expense, will issue and deliver to Holder of this Note, upon surrender of this Note, a certificate or certificates for the number of Membership Units issuable upon such conversion and a Note in the amount of the remaining outstanding principal balance of this Note (if any).

All payments of interest and principal shall be in lawful money of the United States of America.  All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal.

Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

This Note and the obligations evidenced hereby are secured by a first priority security interest on the assets of the Payor as set forth in the Security Agreement.

The Series C Notes will be pari passu such that all Series C Notes will rank equally and no cash payments will be made under any Series C Note unless a pro rata cash payment is simultaneously made under all other Series C Notes.

Any provisions herein or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, no Holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Holder shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question.

Prior to the occurrence of a Conversion Event, any of the terms of this Note (including, without limitation, the Maturity Date, the rate of interest and the conversion features) may be waived or modified as follows:

Any waiver under, or modification of, this Note may be made pursuant to the written agreement of Payor and Holder; or

Any waiver, modification or amendment applicable to all of the Series C Notes, and any exchange of the Series C Notes for other securities or any waiver, modification or amendment of the Security Agreement (collectively, a “Group Note Modification”), shall be made if such Group Modification is approved in writing by the Payor and the Majority Holders.  Any Group Note Modification approved by the Payor and the Majority Holders shall be binding on all Holders of the Series C Notes including the Holder of this Note.

In order to effect any Prepayment Group Conversion, Post-Maturity Group Conversion or Group Note Modification approved by the Majority Holders, or the exercise of any rights under the Security Agreement as approved by the Majority Holders, Holder agrees as follows:

Holder hereby makes, constitutes and appoints M. Richard Marcus and Mark E. Pape, and each of them, with the power of substitution and full power to act without the other (the “Attorney-in-Fact”), the true and lawful attorney of Holder, with full power and authority in Holder’s name, place and stead to (A) date, execute and deliver for and on behalf of Holder in the name, place and stead of Holder and for the use and benefit of Holder: (i) any documents relating to a Prepayment Group Conversion approved by the Majority Holders; (ii) any documents relating to a Post-Maturity Group Conversion approved by the Majority Holders; (iii) any documents relating to a Group Note Modification approved by the Payor and the Majority Holders; (iv) any signature page or joinder agreement on behalf of the Holder evidencing Holder’s execution of the Regulations of the Payor in effect upon conversion of this Note to Membership Units of the Payor as herein provided; and (v) any other instruments and documents as the Attorney-in-Fact may deem necessary and appropriate in connection with the obligations and rights of Holder under this Note and (B) take any action or exercise any rights under the Security Agreement on behalf of all of the Holders of the Series C Notes, as may be approved by the Majority Holders.

Holder hereby grants to the Attorney-in-Fact full power and authority to do and perform each and every act and thing which may be necessary or convenient, in connection with the foregoing, as fully, to all intents and purposes, as Holder might or could do in connection with this Note hereby ratifying and confirming all that the Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.  Any such actions, which are approved by the Majority Holders, shall be binding on all Holders of the Series C Notes including the Holder of this Note.  Holder acknowledges and agrees that Holder shall have no individual right to take any enforcement action under this Note or the Security Agreement other than to vote with respect to any proposed action to be taken by the Attorney-in-Fact on behalf of all Holders of the Series C Notes.

This power of attorney granted hereby is irrevocable and coupled with an interest and shall not terminate on the disability of Holder, nor shall the authority of said Attorney-in-Fact to act pursuant hereto be affected or terminated by such disability.  Any person, firm or corporation shall be fully protected in relying upon this power of attorney unless and until actual notice of its revocation or actual notice of the death of Holder is received.  The rights, powers and authority of the Attorney-in-Fact herein granted shall commence and be in full force and effect on the date hereof, and such rights, powers and authority shall remain in full force and effect so long as this Note remains outstanding.

The Attorney-in-Fact shall submit for approval by the Majority Holders (i)  any proposed Group Note Modification recommended by the Payor, (ii) any proposed Prepayment Group Conversion or Post-Maturity Group Conversion recommended by the Payor by the holders of at least 10% of the aggregate combined outstanding principal amount of the Series C Notes (the “Proposing Holders”), and (iii) any action proposed to be taken under this Note or the Security Agreement recommended by the Proposing Holders.  The Attorney-in-Fact shall submit any proposal for approval by the Majority Holders to each Holder of Series C Notes via e-mail to such Holder’s e-mail address provided on such Holder’s Series C Note subscription agreement promptly after receipt of such proposal from the Payor or the Proposing Holders.  Any approval by the Majority

Holders shall be evidenced by a written consent of the Majority Holders.  Such written consent may be executed in counterparts and must be received by the Attorney-in-Fact within five (5) days after submission of such proposal to the Holders of Series C Notes unless an additional time period to return such consents is specified by the Attorney-in-Fact.  Any such consent shall be effective as of the date specified in the consent and shall be binding on all Holders of Series C Notes regardless of whether any such Holders received notice of such proposal or consented to such proposal.  The Attorney-in-Fact shall promptly notify all Holders of Series C Notes of any matter approved by the Majority Holders.

The terms of this Note shall be construed in accordance with the laws of the State of Texas as applied to contracts entered into by Texas residents, which contracts are to be performed entirely within the State of Texas.

ORYON TECHNOLOGIES, LLC
By:
Name:
Title
ACCEPTED AND ACKNOWLEDGED:

By:
Printed Name :

Address:

SECURITY AGREEMENT

This Security Agreement (this “Agreement”), dated ______________, 2010, is made by OryonTechnologies, LLC, a Texas limited liability company (the “Grantor”), in favor of M. Richard Marcus, in his capacity as Collateral Agent (the “Collateral Agent”), for the Note Holders (as defined below).

RECITALS

WHEREAS, Grantor has issued, or may issue, its Series C-1 Convertible Notes, Series C-2 Convertible Notes and Series C-3 Convertible Notes (collectively, the “Notes”) to various investors (the “Note Holders”) pursuant to the terms of Grantor’s Exchange Offer and Private Placement dated October 2010;

WHEREAS, pursuant to the terms of the Notes each Note participates in a first priority security interest in the assets of Grantor (the “Collateral”); and

WHEREAS, Grantor has agreed to grant a continuing Lien on the Collateral (as hereinafter defined) to secure the Notes.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) All terms used in this Agreement and the recitals hereto which are defined in Article 9 of the Uniform Commercial Code (the “UCC”) as in effect from time to time in the State of Texas and which are not otherwise defined herein shall have the same meaning herein as set forth therein; provided that terms used herein which are defined in the UCC as in effect in the State of Texas on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine.

(b) The following terms shall have the respective meanings provided for in the UCC:  “Accounts”, “Cash Proceeds”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Record”, “Security Account”, “Software”, and “Supporting Obligations.”

(c) As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Copyright Licenses” means all licenses, contracts or other agreements, whether written or oral, naming Grantor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any copyright (including, without limitation, all Copyright Licenses set forth in Schedule V hereto).

“Copyrights” means all domestic and foreign copyrights, whether registered or not, including, without limitation, all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship fixed in any tangible medium of expression, acquired or used by Grantor (including, without limitation, all copyrights described in Schedule V hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Intellectual Property” means the Copyrights, Trademarks and Patents.

“IP Licenses” means the Copyright Licenses, the Trademark Licenses and the Patent Licenses.

“Patent Licenses” means all licenses, contracts or other agreements, whether written or oral, naming Grantor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule V hereto).

“Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how, formulae, rights of publicity and other general intangibles of like nature, now existing or hereafter acquired (including, without limitation, all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, ideas, concepts, methods, techniques, processes, proprietary information, technology, know-how and formulae described in Schedule V hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office, or in any similar office or agency of the United States or any other country or any political subdivision thereof), and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

“Subsidiaries” means each of the entities owned in part or in whole by Grantor and listed on Schedule I and any other entities hereafter formed or acquired by Grantor or any Subsidiary of Grantor.

“Trademark Licenses” means all licenses, contracts or other agreements, whether written or oral, naming Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements and the right to prepare for sale or lease and sell or lease any and all Inventory now or hereafter owned by Grantor and now or hereafter covered by such licenses (including, without limitation, all Trademark Licenses described in Schedule V hereto).

“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, acquired or used by Grantor (including, without limitation, all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, Internet domain names, trade styles, designs, logos and other source or business identifiers described in Schedule V hereto), all applications, registrations and recordings thereof (including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by such marks and all customer lists, formulae and other Records of Grantor relating to the distribution of products and services in connection with which any of such marks are used.

2. Grant of Security Interest.  As collateral security for all of the Obligations (as defined in Section 3 hereof), Grantor hereby pledges and assigns to the Collateral Agent, and grants to the Collateral Agent for the benefit of the Collateral Agent and the Note Holders, a continuing security interest in, all personal property of Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (the “Collateral”), including, without limitation, the following:

(a) all Accounts;

(b) all Chattel Paper (whether tangible or electronic);

(c) the Commercial Tort Claims, if any;

(d) all Deposit Accounts (including without limitation the Working Capital Control Account), all cash, and all other property from time to time deposited therein and the monies and property in the possession or under the control of the Collateral Agent;

(e) all Documents;

(f) all Equipment;

(g) all General Intangibles (including, without limitation, all Payment Intangibles), including, without limitation;

(h) all Goods;

(i) all Instruments (including, without limitation, Promissory Notes);

(j) all Inventory;

(k) all Investment Property;

(l) all Copyrights, Patents and Trademarks, and all IP Licenses;

(m) all Letter-of-Credit Rights;

(n) all Fixtures;

(o) all equity interests held by Grantor in any of the Subsidiaries;

(p) all Supporting Obligations;

(q) all other tangible and intangible personal property of Grantor (whether or not subject to the UCC), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of Grantor described in the preceding clauses of this Section 2 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of Grantor or any other Person from time to time acting for Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 or are otherwise necessary or helpful in the collection or realization thereof; and

(r) all Proceeds, including all Cash Proceeds and Noncash Proceeds,

and products of any and all of the foregoing Collateral.

3. Security for Obligations.  The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (the “Obligations”):

(a) the prompt payment by Grantor, as and when due and payable, of all amounts of principal and interest from time to time owing by it in respect of the Notes; and

(b) the due performance and observance by Grantor of all of its other obligations from time to time existing in respect of the Notes.

The Notes secured hereby shall include all Series C-1 Convertible Notes, Series C-2 Convertible Notes and Series C-3 Convertible Notes of Grantor whether issued prior to, on or after the date hereof and all such Notes shall share ratably in the proceeds from the Collateral.

4. Representations and Warranties.  Grantor represents and warrants as follows:

(a) Schedule I hereto sets forth (i) the exact legal name of Grantor and (ii) the organizational identification number of Grantor.  Schedule I also sets forth (i) the exact legal name of each Subsidiary and (ii) the form and amount of equity interests in such Subsidiary held by Grantor.

(b) Grantor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the state, province or jurisdiction of its organization as set forth on Schedule I hereto; (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to execute, deliver and perform this Agreement and each Note executed and delivered by it pursuant to Grantor’s Series C Note Exchange Offer and Private Placement and to consummate the transactions contemplated hereby and thereby; and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business make such qualification necessary.

(c) All Equipment, Fixtures, Goods and Inventory now existing are, and all Equipment, Fixtures, Goods and Inventory hereafter existing will be, located and/or based at the addresses specified therefor in Schedule III hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof).  Grantor’s chief place of business and chief executive office, the places where Grantor keeps its Records concerning Accounts and all originals of all Chattel Paper are located at the addresses specified therefor in Schedule III hereto.  Set forth in Schedule IV hereto is a complete and accurate list, as of the date of this Agreement, of each Deposit Account, Securities Account and Commodities Account of Grantor, together with the name and address of each institution at which each such Account is maintained, the account number for each such Account and a description of the purpose of each such Account.  Set forth in Schedule II hereto is (i) a complete and correct list of each trade name used by Grantor and (ii) the name of, and each trade name used by, each Person from which Grantor has acquired any substantial part of the Collateral.

(d) Grantor has delivered to the Collateral Agent complete and correct copies of each IP License described in Schedule V hereto, including all schedules and exhibits thereto, which represents all of the IP Licenses existing on the date of this Agreement.  Each such IP License sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby or the rights of Grantor or any of its Affiliates in respect thereof.  Each IP License now existing is, and each other IP License will be, the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms.  No default thereunder by any such party thereto has occurred, nor does any defense, offset, deduction or counterclaim exist thereunder in favor of any such party.

(e) Grantor is and will be at all times the sole and exclusive owner of, or otherwise have and will have adequate rights in, the Collateral free and clear of any Lien except for (i) the Lien created by this Agreement and (ii) Permitted Liens.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except (A) such as may have been filed in favor of the Collateral Agent relating to this Agreement and (B) such as may have been filed to perfect or protect any Permitted Lien.

5. Covenants as to the Collateral.  So long as any of the Obligations shall remain outstanding and the Notes shall not have expired, terminated or been converted to equity interests, unless the Collateral Agent shall otherwise consent in writing:

(a) Further Assurances.  Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Collateral Agent may request in order to (i) perfect and protect the security interest purported to be created hereby; (ii) enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise effect the purposes of this Agreement, including, without limitation:  (A) marking conspicuously all Chattel Paper and each IP License and, at the request of the Collateral Agent, each of its Records pertaining to the Collateral with a legend, in form and substance satisfactory to the Collateral Agent, indicating that such Chattel Paper, IP License or Collateral is subject to the security interest created hereby, (B) if any Account shall be evidenced by Promissory Notes or other Instruments or Chattel Paper, delivering and pledging to the Collateral Agent hereunder such Promissory Notes, Instruments or Chattel Paper, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent, (C) executing and filing (to the extent, if any, that  Grantor’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, as may be necessary or desirable or that the Collateral Agent may request in order to perfect and preserve the security interest purported to be created hereby, (D) furnishing to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, (E) if any Collateral shall be in the possession of a third party, notifying such Person of the Collateral Agent’s security interest created hereby and obtaining a written acknowledgment from such Person that such Person holds possession of the Collateral for the benefit of the Collateral Agent, which such written acknowledgement shall be in form and substance satisfactory to the Collateral Agent, (F) if at any time after the date hereof, Grantor acquires or holds any Commercial Tort Claim, immediately notifying the Collateral Agent in a writing signed by Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Collateral Agent a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance satisfactory to the Collateral Agent, (G) upon the acquisition after the date hereof by Grantor of any Equipment subject to a certificate of title or ownership, immediately notifying the Collateral Agent of such acquisition, setting forth a description of the Equipment acquired and a good faith estimate of the current value of such Equipment, and immediately causing the Collateral Agent to be listed as the lienholder on such certificate of title or ownership and delivering evidence of the same to the Collateral Agent, (H) executing and delivering one or more pledge agreements with respect to the equity interests held by Grantor in any Subsidiary and, (I) executing and delivering an assignment for security relating to the Intellectual Property and  (J) taking all actions required by applicable law or by other law as applicable in any foreign jurisdiction.

(b) Location of Equipment and Inventory.  Grantor will keep the Equipment and Inventory (other than used Equipment and Inventory sold in the ordinary course of business in accordance with Section 5(g) hereof) at one or more of the locations specified therefor in Section 4(g) hereof or, upon not less than twenty (20) days’ prior written notice to the Collateral Agent accompanied by a new Schedule III hereto indicating each new location of the Equipment and Inventory, at such other locations in the continental United States, as Grantor may elect, provided that (i) all action has been taken to grant to the Collateral Agent a perfected, first priority security interest in such Equipment and Inventory (subject to Permitted Liens) and (ii) the Collateral Agent’s rights in such Equipment and Inventory, including, without limitation, the existence, perfection and priority of the security interest created hereby in such Equipment and Inventory, are not adversely affected thereby.

6. Additional Provisions Concerning the Collateral.

(a) Grantor hereby authorizes the Collateral Agent to file, one or more financing or continuation statements, and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that indicate the Collateral as “all assets” or words of similar import).  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b) Grantor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact and proxy, with full authority in the place and stead of Grantor and in the name of Grantor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of Grantor under Section 5 hereof), including, without limitation, (i) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral; (ii) to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with clause (i) above; (iii) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any Collateral; and (iv) to execute assignments, licenses and other documents to enforce the rights of the Collateral Agent with respect to any Collateral.  This power is coupled with an interest and is irrevocable until all of the Obligations are paid in full after the termination of Notes.

(c) For the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Grantor) to use, assign, license or sublicense any Intellectual Property now owned or hereafter acquired by Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.  Notwithstanding anything contained herein to the contrary, so long as no Default or Event of Default shall have occurred, Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business.  In furtherance of the foregoing, unless a Default or an Event of Default shall have occurred, the Collateral Agent shall from time to time, upon the request of Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which Grantor shall have certified are appropriate (in Grantor’s judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property).  Further, upon the payment in full of all of the Obligations after the cancellation or termination of the Notes, the Collateral Agent (subject to Section 11(e) hereof) shall release and reassign to Grantor all of the Collateral Agent’s right, title and interest in and to the Intellectual Property, and the IP Licenses, all without recourse, representation or warranty whatsoever and at Grantor’s sole expense.  The exercise of rights and remedies hereunder by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by Grantor in accordance with the second sentence of this clause (c).  Grantor hereby releases the Collateral Agent from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Collateral Agent under the powers of attorney granted herein other than actions taken or omitted to be taken through the Collateral Agent’s gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d) If Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement or obligation, in the name of Grantor or the Collateral Agent, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by Grantor pursuant to Section 8 hereof and shall be secured by the Collateral.

(e) The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(f) Anything herein to the contrary notwithstanding (i) Grantor shall remain liable under the IP Licenses and otherwise with respect to any of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed; (ii) the exercise by the Collateral Agent of any of its rights hereunder shall not release Grantor from any of its obligations under the IP Licenses or otherwise in respect of the Collateral; and (iii) the Collateral Agent shall not have any obligation or liability by reason of this Agreement under the IP Licenses or with respect to any of the other Collateral, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

7. Remedies Upon Default.  If any Default or Event of Default shall have occurred and be continuing:

(a) Subject to Section 7(f) hereof, the Collateral Agent may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Collateral Agent’s name or into the name of its nominee or nominees (to the extent the Collateral Agent has not theretofore done so) and thereafter receive, for the benefit of the Note Holders, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof; (ii) require Grantor to, and Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place or places to be designated by the Collateral Agent that is reasonably convenient to both parties, and the Collateral

Agent may enter into and occupy any premises owned or leased by Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Collateral Agent’s rights and remedies hereunder or under law, without obligation to Grantor in respect of such occupation; and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable and/or (B) lease, license or dispose of the Collateral or any part thereof upon such terms as the Collateral Agent may deem commercially reasonable.  Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least thirty (30) days’ notice to Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Grantor hereby waives any claims against the Collateral Agent and the Note Holders arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, and waive all rights that Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof.  Grantor hereby acknowledges that (i) any such sale of the Collateral by the Collateral Agent shall be made without warranty; (ii) the Collateral Agent may specifically disclaim any warranties of title, possession, quiet enjoyment or the like; and (iii) such actions set forth in clauses (i) and (ii) above shall not adversely affect the commercial reasonableness of any such sale of the Collateral.  In addition to the foregoing, (i) upon written notice to Grantor from the Collateral Agent, Grantor shall cease any use of the Intellectual Property or any trademark, patent or copyright similar thereto for any purpose described in such notice; (ii) the Collateral Agent may, at any time and from time to time, upon thirty (30) days’ prior notice to Grantor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (iii) the Collateral Agent may, at any time, pursuant to the authority granted in Section 6 hereof (such authority being effective upon the occurrence of a Default or an Event of Default execute and deliver on behalf of Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(b) Any cash held by the Collateral Agent as Collateral and all Cash Proceeds received by the Collateral Agent in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 8 hereof) in whole or in part by the Collateral Agent against, all or any part of the Obligations in such order as the Collateral Agent shall elect.  Any surplus of such cash or Cash Proceeds held by the Collateral Agent and remaining after payment in full of all of the Obligations after termination of the Notes shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(c) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent and the Note Holders are legally entitled, Grantor shall be liable for the deficiency, together with interest thereon at the rate specified in the Notes for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the fees, costs, expenses and other client charges of any attorneys employed by the Collateral Agent to collect such deficiency.

(d) Grantor hereby acknowledges that if the Collateral Agent complies with any applicable state or federal law requirements in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(e) The Collateral Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Collateral Agent’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that Grantor lawfully may, Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Grantor hereby irrevocably waive the benefits of all such laws.

(f) Notwithstanding any provision of this Section 7 to the contrary, the Collateral Agent agrees that:  (i) nothing herein shall entitle the Collateral Agent to keep the Collateral in lieu of effecting a commercially reasonable sale of the Collateral if the sales proceeds would exceed the amount of the Obligations secured hereby; (ii) the Collateral Agent shall provide not less than thirty (30) days notice to Grantor and the members of Grantor of the time and place of any public sale; and (iii) the Collateral Agent shall provide not less than thirty (30) days notice to Grantor and the members of Grantor of the time after which any private sale, license or other disposition of the Collateral is to be made and no such private sale, license or other disposition shall be entered into by the Collateral Agent prior to the expiration of thirty (30) days after such notice is provided to Grantor and the members of Grantor.

8. Indemnity and Expenses.

(a) Grantor agrees to defend, protect, indemnify and hold harmless the Collateral Agent (and its officers, directors, employees, attorneys, consultants and agents) from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, legal fees, costs, expenses and disbursements of the Collateral Agent’s counsel) to the extent that they arise out of or otherwise result from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from the Collateral Agent’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

(b) Grantor agrees to pay to the Collateral Agent upon demand the amount of any and all costs and expenses, including the fees, costs, expenses and disbursements of counsel for the Collateral Agent and of any experts (including, without limitation, any collateral trustee which may act as Collateral Agent of the Collateral Agent), which the Collateral Agent may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement; (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral; (iii) the exercise or enforcement of any of the rights of the Collateral Agent hereunder; or (iv) the failure by Grantor to perform or observe any of the provisions hereof.

9. Notices, Etc.  All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied, transmitted via electronic mail or delivered as follows:

(a)	if to Grantor: Oryon Technologies, LLC

4251 Kellway Circle
Addison, Texas 75001
Attn: President
Fax: (214) 267-1303
Email: mrmarcus@oryontech.com

(b)	If to the members:
To the address of such member as shall be provided by Grantor from the records of Grantor.

(c)	If to Collateral Agent: M. Richard Marcus

4251 Kellway Circle
Addison, Texas 75001
Fax: (214) 267-1303
Email: mrmarcus@oryontech.com

or as to any such Person, at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 9.  All such notices and other communications shall be effective (a) if mailed (by certified mail, postage prepaid and return receipt requested), when received or three (3) days after deposited in the mails, whichever occurs first, (b) if telecopied, when transmitted and confirmation is received, or (c) if delivered, upon delivery.

10. Security Interest Absolute.  All rights of the Collateral Agent, all Liens and all obligations of Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Notes or any other agreement or instrument relating thereto, (b) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment, modification or waiver of or consent to any departure from the Notes, (c) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Grantor in respect of the Obligations.  All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and powers coupled with an interest.

11. Miscellaneous.

(a) No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by Grantor and the Collateral Agent, and no waiver of any provision of this Agreement, and no consent to any departure by Grantor therefrom, shall be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right hereunder or on the part of the Note Holders to exercise, and no delay in exercising, any rights under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Collateral Agent provided herein and the Note Holders in the Notes are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Collateral Agent and the Note Holders under the Notes against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under the Notes against such party or against any other Person, including but not limited to, Grantor.  All rights of the Note Holders under the Notes other than the right to consent to any action requiring the consent of the Majority Holders (as defined in the Notes) shall be exercised exclusively by the Attorney-in-Fact appointed pursuant to the Notes.

(c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(d) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the later of (A) the payment in full of the Obligations and (B) the termination of the Notes and (ii) be binding on Grantor and all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the UCC and shall inure, together with all rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its permitted successors, transferees and assigns.  None of the rights or obligations of Grantor or Collateral Agent hereunder may be assigned or otherwise transferred without the prior written consent of the other party, and any such assignment or transfer shall be null and void.

(e) Upon the satisfaction in full of the Obligations and the termination of the Notes, (i) this Agreement and the security interests created hereby shall terminate and all rights to the Collateral shall revert to Grantor and (ii) the Collateral Agent will, upon Grantor’s request and at Grantor’s expense, without any representation, warranty or recourse whatsoever, (A) return to Grantor such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

(f) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

(g) ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED THERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF TEXAS OR THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF TEXAS, AND APPELLATE COURTS THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, GRANTOR HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

(h) Grantor irrevocably consents to the service of process of any of the aforesaid courts in any such action, suit or proceeding by the mailing of copies thereof by registered or certified mail (or any substantially similar form of mail); postage prepaid, to Grantor at its address provided herein, such service to become effective ten (10) days after such mailing.

(i) Nothing contained herein shall affect the right of the Collateral Agent to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against Grantor or any property of Grantor in any other jurisdiction.

(j) Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

(k) GRANTOR AND (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS AGREEMENT) THE COLLATERAL AGENT WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTES, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR OTHER ACTION OF THE PARTIES HERETO.

(l) Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(m) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together constitute one in the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally effective as delivery of an original executed counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantor have caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the date first above written.

GRANTOR:
ORYONTECHNOLOGIES, LLC

By: Name: Title:

M. RICHARD MARCUS

M. Richard Marcus, Collateral Agent

Signature Page to
Security Agreement

SCHEDULE I

Grantor Legal Name; Jurisdiction of Organization

Grantor:                      OryonTechnologies, LLC
        Jurisdiction:               Texas

Subsidiary Legal Name; Jurisdiction of Organization

SCHEDULE II

Trade Names

SCHEDULE III

Locations of Grantor

4251 Kellway Circle
        Addison, Texas  75001

SCHEDULE IV

Deposit Accounts, Securities Accounts and Commodities Accounts

SCHEDULE V

Intellectual Property

Schedules to
Security Agreement